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                                                                    EXHIBIT 10.1



                                    Amended and Restated EMPLOYMENT AND CO-
                    INVESTMENT AGREEMENT dated as of October 31, 1999, among Ripplewood Partners L.P., a Delaware limited partnership (together with its successors and permitted assigns, "Ripplewood"), WMC Holding Corp., a Delaware corporation (together with its successors and permitted assigns, "WMC"), SEAVIEW HOLDINGS, L.L.C., a Delaware limited liability company (together with its successors and any of its Permitted Transferees who acquire shares of Common Stock pursuant to Section 6.01, "Seaview"), JONATHAN N. ZAKIN ("Zakin") and WESTERN MULTIPLEX CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "Western Multiplex").


          WHEREAS, WMC, Western Multiplex Corporation, a California corporation, GTI Acquisition Corp. and Glenayre Technologies, Inc. have entered into a Redemption, Stock Purchase and Recapitalization Agreement (as amended, supplemented or otherwise modified from time to time, the "Redemption and Purchase Agreement");

          WHEREAS, subject to the terms and conditions of the Redemption and Purchase Agreement WMC will acquire a controlling interest in Western Multiplex;

          WHEREAS, WMC wishes to employ Zakin, and Zakin wishes to accept such employment, on the following terms and conditions;

          WHEREAS, Zakin directly or indirectly owns all of the outstanding equity of Seaview;

          WHEREAS, Seaview wishes to purchase 1,900,000 shares of Class A Common Stock, par value $.01 per share, of WMC (the "WMC Class A Common Stock"); and

          WHEREAS, Ripplewood will acquire shares of Class B Common Stock, par value $.01 per share, of WMC (the "WMC Class B Common Stock" and, collectively with the WMC Class A Common Stock, "WMC Common Stock");

          WHEREAS, Western Multiplex will issue to Seaview warrants to purchase an aggregate amount of 1,900,000 shares of Class A Common Stock, par value $.01 per share, of Western Multiplex (the "MUX Class A Common Stock" and, collectively with the shares of Class B Common Stock, par value $.01 per share, of Western Multiplex, the "MUX Common Stock");

          WHEREAS, Ripplewood, WMC, Seaview, Zakin and Western Multiplex wish to make certain agreements with respect to Ripplewood's and Seaview's investment in the WMC Common Stock and the MUX Common Stock (collectively, the "Common Stock"), Seaview's investments in warrants to acquire MUX Common Stock and Zakin's employment by WMC.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, Ripplewood, WMC, Seaview, Zakin and Western Multiplex agree as follows:

          SECTION 1.01. Employment of Zakin. (a) Agreement to Employ. WMC and Western Multiplex each agree to employ Zakin, and Zakin hereby accepts employment by WMC and Western Multiplex, on the terms and conditions contained in this Agreement.

          (b) Term of Employment. The employment of Zakin pursuant hereto shall commence on the Closing Date (as defined in the Redemption and Purchase Agreement) and shall remain in effect until terminated pursuant to Section
11.01 (the "Employment Term").

          (c) Position and Responsibilities. During the Employment Term, Zakin shall serve as Chief Executive Officer of WMC and Western Multiplex and Co-Chairman of WMC's and Western Multiplex's Boards of Directors. During the Employment Term, Zakin shall be employed on a part-time basis and shall devote such portion of his time and effort as he in good faith reasonably deems necessary to the performance of his duties as the Co-Chairman and Chief Executive Officer of WMC and Western Multiplex. Zakin is not obligated to devote any specified minimum portion of his time to the performance of such services, and, subject to Section 3.01, Zakin may engage in other businesses and activities; provided, however, that if Ripplewood provides Zakin with notice that it has reasonably determined, in good faith, that Zakin is not devoting sufficient time and effort to the performance of such services and duties, and Zakin and Ripplewood do not, through good faith negotiation, mutually agree upon a reallocation of Zakin's time and effort with respect to such services and duties within the 10 day period following Zakin's receipt of such notice, Zakin's employment hereunder may be terminated for "cause" pursuant to Section 11.01(a). Zakin's duties hereunder shall be performed at such place or places as the interests, needs, businesses or opportunities of WMC and Western Multiplex shall require.

          (d)  Compensation and Benefits.

          (i) During the term of Zakin's employment by Wester Multiplex, Western Multiplex shall pay Zakin a salary ("Salary") at the rate of $50,000 per annum for the year commencing on the beginning of the Employment Term. Salary shall be payable in accordance with the ordinary payroll practices of Western Multiplex and shall be subject to applicable withholding and payroll taxes. Upon termination of Zakin's employment by Western Multiplex for any reason (including, without limitation, death or disability), Zakin shall be entitled to receive his accrued Salary through the date of such termination

                                      -2-
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only and shall not be entitled to any additional payments in respect of his
Salary.

          (ii) Other than Salary described in clause (i) of this Section 1.01(d), Zakin shall not be entitled to receive any compensation or benefits from Ripplewood, WMC, Western Multiplex or any of their Affiliates as a consequence of such employment. "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

          2.01. Equity Investment. (a) (i) Subject only to the satisfaction of the conditions precedent set forth in clauses (ii) and (iii) below, WMC hereby agrees to issue and sell to Seaview, and Seaview hereby agrees to purchase from WMC, immediately prior to the Closing (as defined in the Redemption and Purchase Agreement), 1,900,000 shares of WMC Class A Common Stock at a price of $.50 per share in cash. At the closing of the purchase and sale of the shares of WMC Class A Common Stock pursuant to this
Section 2.01(a) (the "Common Stock Closing"), Seaview shall transfer to an account designated by WMC $950,000 in cash in immediately available funds and WMC shall deliver to Seaview a duly executed stock certificate evidencing 1,900,000 shares of WMC Class A Common Stock.

          (ii) The obligation of Seaview to purchase the 1,900,000 shares of WMC Class A Common Stock pursuant to clause (i) above is subject only to the following: (A) the representations and warranties of WMC contained in
Section 13.01(a) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, (B) WMC shall have delivered to Seaview a certificate of the Vice President of WMC to the effect that the transactions to occur on the Closing Date under the Redemption and Purchase Agreement will occur immediately after the Common Stock Closing on substantially the same terms reflected in the Redemption and Purchase Agreement and that WMC has not knowingly waived in any material respect any material closing conditions under the Redemption and Purchase Agreement, and
(C) definitive agreements shall have been executed providing for the financing contemplated by the Commitment Letter (as defined in the Redemption and Purchase Agreement) on substantially the same terms set forth in the Commitment Letter.

          (iii) The obligation of WMC to issue and sell the 1,900,000 shares of WMC Class A Common Stock pursuant to clause (i) above is subject only to the following: (A) the representations and warranties of Seaview contained

                                      -3-
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in Section 13.01(b) shall be true and correct in all material respects as of the date hereof and as of the Closing Date and (B) all conditions precedent to the Closing under the Redemption and Purchase Agreement shall have been satisfied or waived by the applicable parties to the Redemption and Purchase Agreement.

          (b) Subject to the Common Stock Closing simultaneously occurring, Western Multiplex hereby agrees to issue to Seaview at the Common Stock Closing warrants (the "Initial Warrants") to purchase 1,140,000 shares of MUX Class A Common Stock. The Initial Warrants will be in the form of Exhibit A hereto.

          (c) Subject to the Common Stock Closing simultaneously occurring, Western Multiplex hereby agrees to issue to Seaview at the Common Stock Closing warrants (the "5x Warrants") to purchase 505,400 shares of MUX Class A Common Stock. The 5x Warrants will be in the form of Exhibit B hereto.

          (d) Subject to the Common Stock Closing simultaneously occurring, Western Multiplex hereby agrees to issue to Seaview at the Common Stock Closing warrants ( the "10x Warrants," and, collectively with the Initial Warrants and the 5x Warrants, the "Warrants") to purchase 1,273,000 shares of MUX Class A Common Stock. The 10x Warrants will be in the form of Exhibit C hereto.

          (e) With respect to Seaview's (and, indirectly, Zakin's) equity investment in WMC and Western Multiplex, the provisions of this Section 2.01 are in lieu of the investment rights of Zakin contained in Section 5.01 of the Agreement dated as of June 16, 1998 (the "Prior Agreement"), among Leeward Technology Partners L.L.C., Ripplewood Holdings L.L.C., Zakin and Leeward Management, Inc. and Zakin acknowledges and agrees that except as set forth in this Agreement he has no further investment rights with respect to WMC and Western Multiplex.

          (f)  Zakin agrees to cause Seaview to perform its obligations under
Section 2.01(a).

          SECTION 3.01.  Exclusive Basis, Nonsolicitation.  The provisions of
Section 7.01 of the Prior Agreement shall apply and WMC shall be an "Acquired Company" (as defined therein). During the Employment Term and for one year thereafter, Zakin shall not, and shall cause his Affiliates not to, directly or indirectly (other than as an employee of or consultant to WMC and/or Western Multiplex):

          (a) solicit or attempt to solicit any business from any of WMC or Western Multiplex (or any of their respective subsidiaries') customers or clients, including, without limitation, actively sought prospective customers or clients, for purposes of providing products or services that are

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competitive with WMC's or Western Multiplex's (or any of their respective subsidiaries') products or services; or

          (b) (i) solicit for employment or for use as a consultant any employees of Ripplewood, WMC, Western Multiplex or any of their respective Affiliates, (ii) solicit or encourage any employee of Ripplewood, WMC, Western Multiplex or any of their respective Affiliates to leave the employment of Ripplewood, WMC, Western Multiplex or any such Affiliate or
(iii) otherwise intentionally interfere with the relationship of Ripplewood, WMC Western Multiplex or any of their Affiliates with any person or entity who or which is employed by or otherwise engaged to perform services for Ripplewood, WMC, Western Multiplex or any such Affiliate. The provisions of this Section 3.01(b) shall not prevent Zakin or any of his Affiliates from hiring any person who contacts Zakin or such affiliate on a non-solicited basis or who responds to a help wanted or similar ad not specifically targeted to such person.

          SECTION 4.01. Confidential Information. During the term of this Agreement and for one year thereafter, except as may be required by law, Zakin shall not, and shall cause his Affiliates not to, use or disclose, or knowingly permit any representative of Zakin or any of his Affiliates to use or disclose any information (whether or not in written form) which relates to Ripplewood, WMC, Western Multiplex or any of their Affiliates or any of their respective businesses or products or this Agreement and which is not known to the public generally, except in the conduct of the business of WMC.

          SECTION 5.01. Option to Purchase Shares and Warrants. (a) If Zakin's employment is terminated pursuant to Section 11.01(a) or (c), WMC and Western Multiplex , jointly and severally, shall have an option to purchase all or any portion of (i) the Common Stock (the "Shares") then held by Seaview at a purchase price equal to the Fair Market Value of such Shares (determined in accordance with Section 5.01(b)) as of the date of such termination and (ii) the Warrants that have not terminated and are then held by Seaview at a purchase price equal to the product of (x) the Fair Market Value per Share (determined in accordance with Section 5.01(b)) as of the date of such termination) minus the exercise price per share of Common Stock pursuant to the Warrants being purchased multiplied by (y) the number of shares of Common Stock issuable upon exercise of the Warrants being purchased. WMC or Western Multiplex, as the case may be, shall within 90 days of such date of termination give notice in writing to Seaview of its election to exercise or not to exercise such option, which notice shall set forth the portion, if any, of the Shares and Warrants that WMC or Western Multiplex elects to purchase. The purchase of the Shares and Warrants shall take place at the principal office of Ripplewood, located at One Rockefeller Plaza, New York, New York, on the date specified by WMC (not later than the later of (x) the twentieth business day following the receipt by Seaview of the required notice from WMC and (y) the satisfaction of any legal

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requirements to the purchase of the Shares and Warrants).  The consideration for the purchase of the Shares and Warrants shall be paid by delivery to Seaview of a certified or bank check made payable to Seaview or by wire transfer of immediately available funds to a bank account designated by Seaview, against delivery of certificates or other instruments representing the Shares and Warrants so purchased, appropriately endorsed by the owner thereof, free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature. WMC and Western Multiplex may assign their rights under this Section 5.01 to any person.

          (b) (i) If a determination of the Fair Market Value of the Shares is required by this Agreement when there is no public trading market for the Shares, such "Fair Market Value" shall be such amount as is determined to be the fair market value of the Shares as of the date such Fair Market Value is required to be determined hereunder as determined by (x) Seaview and WMC through good faith negotiations; (y) an investment banking firm of national reputation mutually acceptable to both Seaview and WMC, if Seaview and WMC do not agree upon the Fair Market Value of such Shares within 30 days after the date as of which such Fair Market Value is to be determined; or (z) an investment banking firm of national reputation selected by two investment banking firms of national reputation (one of which shall be chosen by Seaview and one of which shall be chosen by WMC), if Seaview and WMC do not mutually agree upon an investment banking firm to determine the Fair Market Value of the Shares pursuant to clause (y) above within 10 days after the expiration of the 30-day period referred to in clause (y) above. In making a determination of such Fair Market Value, due consideration shall be given to such factors as are deemed appropriate, including, without limitation, the earnings and other financial and operating information of WMC and its subsidiaries in recent periods, its potential value and that of its subsidiaries as a whole, its future prospects and that of its subsidiaries and the industries in which they compete, its history and management and that of its subsidiaries, the general condition of the securities markets and the fair market value of securities of privately owned companies (with transfer restrictions) engaged in businesses similar to those of WMC and its subsidiaries. The Fair Market Value shall be determined assuming that all Warrants that have not terminated are then exercisable and assuming that all Class B Common Stock has been voluntarily converted to Class A Common Stock. The Fair Market Value as determined by the foregoing procedure shall be binding and conclusive upon the parties hereto.

          (ii) If a determination of the Fair Market Value of the Shares is required by this Agreement when there is a public trading market for the Shares, such "Fair Market Value" shall mean the average daily closing sales price of the Shares for the ten consecutive trading days preceding the date the Fair Market Value of the Shares is required to be determined hereunder. The closing price for each day shall be the last reported sales price regular

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way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Shares are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange on the NASDAQ National Market System, or, if not quoted on the National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by Western Multiplex's Board of Directors for that purpose.

          SECTION 6.01. Transfers. (a) Defined Terms. The following terms shall have the following meanings:

          "Involuntary Transfer" means any Transfer by Ripplewood or Seaview of any shares of Common Stock or any Warrant, or of any beneficial ownership thereof, upon death, appointment of a guardian, default, foreclosure, forfeit, bankruptcy (voluntary or involuntary), court order, levy of attachment, execution or otherwise than voluntarily by the Transferor; provided, that a Transfer required pursuant to Section 6.01(g) shall not be deemed an Involuntary Transfer.

          "Permitted Transferee" means, (i) with respect to Ripplewood, (A) any Affiliate of Ripplewood Holdings L.L.C. ("Ripplewood Holdings"), (B) a shareholder, partner, member or employee of Ripplewood Holdings or any Affiliate of Ripplewood Holdings or (C) an employee, director or officer of WMC or Western Multiplex or any subsidiary of WMC or Western Multiplex (up to an aggregate of 5% of the outstanding Common Stock) and (ii) with respect to Seaview, (x) Zakin, (y) a trust of which the beneficiaries consist solely of Zakin, Zakin's spouse or former spouse or Zakin's children or (z) any corporation, partnership, limited liability company or other entity all of the equity interests of which are, and will at all times continue to be, directly or indirectly owned solely by Zakin; provided, that such transferee is (or becomes at the time of such Transfer) a party hereto.

          "Person" means any individual, corporation, partnership, trust, association, limited liability company, joint venture, joint-stock company or any other entity or organization, including, without limitation, a government or governmental agency.

          "Third Party Purchaser" means, with respect to any proposed sale of shares of Common Stock by Ripplewood or Seaview, a Person other than a Permitted Transferee, who offers to purchase from Ripplewood or Seaview, as the case may be, such shares pursuant to a bona fide written offer.

          "Transfer" means any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, of a share of Common Stock or any Warrant.

          "Transferee" means the transferee in a Transfer.

          "Transferor" means the transferor in a Transfer.

          "Unrestricted Shares" means shares of Common Stock previously (i) Transferred by Ripplewood or any of its Permitted Transferees in a transaction subject to Section 6.01(f) or (ii) Transferred by Seaview or any of its Permitted Transferees pursuant to Section 6.01(f).

          (b) Generally. Neither Ripplewood nor Seaview may Transfer all or any portion of its shares of Common Stock or any Warrant, or any beneficial ownership thereof, unless (A) such Transfer is in accordance with this
Section 6.01, (B) the Transferee executes and delivers a counterpart of the signature page of this Agreement (or other appropriate assumption agreement) in which the Transferee agrees to be bound by the provisions of this Agreement to the same extent as the Transferor, (C) the Transferee executes and delivers any other agreements, documents or instruments reasonably specified by WMC's Board of Directors (in the case of a Transfer of WMC Common Stock) or Western Multiplex's Board of Directors (in the case of a Transfer of Warrants or Western Multiplex Common Stock) (in each case, which shall be uniformly and consistently applied to all transfers by Ripplewood and Seaview) and (D) such transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or a valid exemption from registration under the Securities Act and in compliance with all applicable state and foreign securities laws. Any Transfer made in violation of this Section 6.01(b) shall be null and void and shall be subject to Section 6.01(e).

          (c) Transfers by Ripplewood. (i) Subject to Section 6.01(b) and, with respect to a Transfer by Ripplewood or any of its Permitted Transferees to any Person other than a Permitted Transferee of Ripplewood, Section 6.01(f), Ripplewood (and its Permitted Transferees) shall have the right to Transfer at any time all or any portion of its shares of Common Stock (including, without limitation, any beneficial ownership thereof) to any Person without the prior consent of any Person.

          (ii) Subject to Section 6.01(b), any Unrestricted Shares may be Transferred to any Person without the consent of any other Person and any such Transfer will not be subject to Section 6.01(b).

          (d) Transfers by Zakin. (i) Subject to Section 6.01(b), Seaview (and its Permitted Transferees) shall have the right to Transfer at any time all or any portion of its (or its Permitted Transferees') shares of Common Stock and Warrants (including, without limitation, any beneficial ownership thereof) to any of its Permitted Transferees without the prior consent of any Person.

          (ii) Seaview (and its Permitted Transferees) shall not have the right to Transfer all or any portion of its (or its Permitted Transferees') shares of Common Stock or Warrants (including, without limitation, any beneficial ownership thereof) to any Person other than Ripplewood, WMC or Western Multiplex except in accordance with Section 6.01(b) and (A) pursuant to Section 6.01(d)(i), (f), (g), (h) or (B) with the prior written consent of WMC's Board of Directors and Ripplewood.

          (iii) Without the prior written consent of Ripplewood, Seaview (and its Permitted Transferees) shall not have the right to Transfer to any Person (other than a Permitted Transferee who complies with Sections 6.01(b)(B) and (C)) all or any portion of its (or its Permitted Transferees') 10x Warrants, 5x Warrants or shares of Common Stock issued upon exercise of the 10x Warrants or the 5x Warrants except (x) pursuant to Section 6.01(g) or 6.01(f), or (y) after the earlier of (A) such time as Ripplewood and its Permitted Transferees have Transferred to Persons who are not Permitted Transferees of Ripplewood an aggregate of two-thirds of the shares of Common Stock issued to Ripplewood and its Permitted Transferees, or (B) two years after a Triggering Event (as defined in the 5x Warrants and the 10x Warrants) described in clause (1) of the definition thereof.

          (e) Involuntary and Impermissible Transfers. If an Involuntary Transfer or a Transfer in violation of this Agreement shall occur with respect to Seaview and, in the case of a Transfer in violation of this Agreement, such violation has not been cured within 30 days after notice to the applicable Transferor or Transferee, WMC shall give notice to Ripplewood offering Ripplewood the right, exercisable by delivery of written notice to the Transferee with respect to such Involuntary Transfer or Transfer within 90 days following the day on which such notice is given, to purchase all the shares of Common Stock and/or Warrants acquired by such Transferee at a purchase price equal to, in the case of an Involuntary Transfer, 100% or, in the case of a Transfer in violation of this Agreement, 90% of the purchase price determined pursuant to Section 5.01(a) as if such transfer were a termination of Zakin's employment for cause. The closing date of any purchase described in this Section 6.01(e) shall be on the date specified by WMC that shall not be later than the 30th day after a determination of the Fair Market Value of the shares of Common Stock to be purchased is made. Ripplewood may assign its rights under this Section 6.01(e) to any person.

          (f) Tag-Along Rights. (i) If Ripplewood or its Permitted Transferee desire to Transfer any portion of its shares of WMC Common Stock to a prospective Transferee (or Transferees) other than to a Permitted Transferee of Ripplewood, Ripplewood or its Permitted Transferee shall, as a condition to such Transfer, (A) provide a notice to Seaview in writing (a "Tag-Along Notice") of the material terms of the proposed Transfer at least 14 days prior to such Transfer and (B) permit Seaview and its Permitted Transferees (or cause Seaview and its Permitted Transferees to be permitted)

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to sell (either to the prospective Transferee of Common Stock or to another financially reputable Transferee reasonably acceptable to Seaview) the same portion of its outstanding shares of Common Stock and Section 6.01(f) Vested Warrants (as defined below) on the same terms and conditions, subject to the same agreements and at the same price as the sale by Ripplewood or its Permitted Transferees (in each case subject to Section 6.01(f)(iii)), which sale shall take place on the date Ripplewood's (or its Permitted Transferee's) shares of Common Stock (or such portion) are Transferred to such Transferee (or Transferees). To calculate the number of outstanding shares of Common Stock and Section 6.01(f) Vested Warrants that Seaview and its Permitted Transferees can sell for the purposes of clause (i)(B) of this
Section 6.01(f), WMC and Western Multiplex shall be treated as a single entity such that Seaview and its Permitted Transferees will be able to sell the product of (x) a fraction, the numerator of which is the number of shares of WMC Common Stock being sold by Ripplewood, and the denominator of which is the total number of shares of WMC Common Stock owned by Ripplewood, multiplied by (y) the total number of shares of Common Stock and Section 6.01(f) Vested Warrants owned by Seaview and its Permitted Transferees (e.g., if Ripplewood is selling 75% of its interest in WMC Common Stock, Seaview and its Permitted Transferees will be able to include 75% of their total ownership of Common Stock and Section 6.01(f) Vested Warrants, calculated as though WMC and Western Multiplex are a single entity). Should Seaview and/or its Permitted Transferees exercise their rights pursuant to this Section 6.01(f) (i), Seaview and/or its Permitted Transferees shall be required to Transfer Common Stock and Section 6.01(f) Vested Warrants held by them in the following order of priority: (1) first, shares of Common Stock (until the Transferor holds no shares of Common Stock), (2) second, Initial Warrants (until the Transferor holds no Initial Warrants), (3) third, 5x Warrants (until the Transferor hold no 5x Warrants), and (4) fourth, 10x Warrants. Seaview and its Permitted Transferees shall have ten days from the date of receipt of a Tag-Along Notice to exercise its right to sell pursuant to this
Section 6.01(f)(i) by delivering written notice to Ripplewood of its intent to exercise such right. Seaview's and its Permitted Transferees' right to sell in such transaction pursuant to the above shall terminate if not exercised within such ten-day period. If Seaview or its Permitted Transferee elects to exercise its right to sell pursuant to the above, it shall share, on a pro rata basis, the legal, investment banking and other expenses of Ripplewood or the Permitted Transferee incurred in connection with such Transfer. For purposes hereof, "Section 6.01(f) Vested Warrants" means Warrants that are then exercisable or which would become exercisable upon completion of the transactions subject to this Section 6.01(f).

          (ii) If WMC sells any portion or all of its interest in Western Multiplex, WMC shall, as a condition to such Transfer, (A) provide a notice to Seaview in writing (a "MUX Sale Tag-Along Notice") of the material terms of the proposed Transfer at least 14 days prior to such Transfer and (B) permit Seaview and its Permitted Transferees (or cause Seaview and its

Permitted Transferees to be permitted) to sell (either to the prospective Transferee of Common Stock or to another financially reputable Transferee reasonably acceptable to Seaview) a number of its outstanding shares of MUX Common Stock and Section 6.01(f) Vested Warrants equal to (x) the percentage of the outstanding shares of MUX Common Stock owned by WMC that are being sold by WMC (e.g. if there are 2,000 shares of MUX Common Stock outstanding of which WMC owns 1,800 shares and WMC is selling 180 shares, the percentage under this clause (x) will be 10%) multiplied by (y) the number of shares of MUX Common Stock and 6.01(f) Vested Warrants owned by Seaview or such Permitted Transferee. Subject to Section 6.01(f)(iii) any such sale shall be on the same terms and conditions, subject to the same agreements and at the same price as the sale by WMC, which sale shall take place on the date WMC's shares of MUX Common Stock (or such portion) are Transferred to such Transferee (or Transferees). Should Seaview and/or its Permitted Transferees exercise their rights pursuant to this Section 6.01(f), Seaview and/or its Permitted Transferees shall be required to Transfer MUX Common Stock and
Section 6.01(f)(ii) Vested Warrants held by them in the following order of priority: (1) first, shares of MUX Common Stock (until the Transferor holds no shares of Common Stock), (2) second, Initial Warrants (until the Transferor holds no Initial Warrants), (3) third, 5x Warrants (until the Transferor hold no 5x Warrants), and (4) fourth, 10x Warrants. Seaview and its Permitted Transferees shall have ten days from the date of receipt of a MUX Sale Tag-Along Notice to exercise its right to sell pursuant to this
Section 6.01(f)(ii) by delivering written notice to WMC of its intent to exercise such right. Seaview's and its Permitted Transferees' right to sell in such transaction pursuant to the above shall terminate if not exercised within such ten-day period. If Seaview or its Permitted Transferee elects to exercise its right to sell pursuant to the above, it shall share, on a pro rata basis, the legal, investment banking and other expenses of WMC incurred in connection with such Transfer.

          (iii) Anything in the foregoing to the contrary notwithstanding, upon any sale of Warrants pursuant to this Section 6.01(f), Seaview and/or its Permitted Transferees shall be entitled to receive a price per Warrant equal to the greater of (A) the product of (x) the number of shares of Common Stock issuable upon exercise of such Warrants multiplied by (y) the difference between (1) the price per share to be receive by Ripplewood, its Permitted Transferee or WMC (as applicable) as a result of such sale, and (2) the exercise price per share of the Warrants, and (B) zero.

           (g) Drag-Along Rights. (i) So long as Seaview and its Permitted Transferees do not own in the aggregate at least 50% more shares of Common Stock than Ripplewood and its Permitted Transferees own in the aggregate, if at any time Ripplewood and/or its Permitted Transferees desire to Transfer all or any portion of its shares of Common Stock to any Third Party Purchaser (or Third Party Purchasers), Ripplewood and its Permitted Transferees shall have the right to require that Seaview and its Permitted Transferees Transfer the same portion of their shares of Common Stock and Section 6.01(g) Vested Warrants (as defined below) to such Third Party Purchaser (or Third Party Purchasers) on the same terms and conditions, subject to the same agreements and at the same price as the sale by Ripplewood and/or its Permitted Transferees (in each case subject to Section 6.01(f)(iii)). To calculate the number of outstanding shares of Common Stock and Section 6.01(g) Vested Warrants that Seaview and its Permitted Transferees can be required to sell pursuant to this Section 6.01(g)(i), WMC and Western Multiplex shall be treated as a single entity such that Seaview and its Permitted Transferees can be required to sell the product of (x) a fraction, the numerator of which is the number of shares of WMC Common Stock being sold by Ripplewood, and the denominator of which is the total number of shares of WMC Common Stock owned by Ripplewood, multiplied by (y) the total number of shares of Common Stock and Section 6.01(g) Vested Warrants owned by Seaview and its Permitted Transferees (e.g. if Ripplewood is selling 75% of its interest in WMC Common Stock, Ripplewood and its Permitted Transferees will have the right to require that Seaview and its Permitted Transferees transfer 75% of their total ownership of Common Stock and Section 6.01(f) Vested Warrants, calculated as though WMC and Western Multiplex are a single entity). Should Ripplewood and/or its Permitted Transferees exercise their rights pursuant to this Section 6.01(g)(i), Seaview and/or its Permitted Transferees shall be required to Transfer Common Stock and Section 6.01(g) Vested Warrants held by them in the following order of priority: (1) first, shares of Common Stock (until the Transferor holds no shares of Common Stock), (2) second, Initial Warrants (until the Transferor holds no Initial Warrants), (3) third, 5x Warrants (until the Transferor holds no 5x Warrants), and (4) fourth, 10x Warrants. Ripplewood shall provide a notice to Seaview in writing (a "Drag-Along Notice") of such sale at least 10 days prior to such Transfer, and the Drag-Along Notice shall identify such Third Party Purchaser (or Third Party Purchasers), all material terms of the sale and the date of closing. Upon the closing of any sale by Ripplewood and/or its Permitted Transferees of all (or such portion) of its shares of Common Stock as described in a Drag-Along Notice, such Third Party Purchaser (or Third Party Purchasers) shall pay to Seaview and/or its Permitted Transferees the consideration payable to Seaview and/or its Permitted Transferees in connection with such sale of all (or such portion) of its shares of Common Stock or Warrants to such Third Party Purchaser (or Third Party Purchasers), net of Seaview's and/or its Permitted Transferees' proportionate share of the legal, investment banking and other expenses of Ripplewood and/or its Permitted Transferees incurred in connection with such sale, and Seaview's and/or its Permitted Transferees' shares of Common Stock or Warrants (or such portion) shall be deemed Transferred to such Third Party Purchaser (or Third Party Purchasers). For purposes hereof, Section 6.01(g) "Vested Warrants" means Warrants that are then exercisable or which would become exercisable upon completion of the transactions subject to this Section 6.01(g).

          (ii) So long as Seaview and its Permitted Transferees do not own in the aggregate at least 50% more shares of Common Stock than Ripplewood and its Permitted Transferees own in the aggregate, if at any time WMC desires to Transfer all or any portion of its shares of MUX Common Stock to any Third Party Purchaser (or Third Party Purchasers), WMC shall have the right to require that Seaview and its Permitted Transferees Transfer the same portion of their shares of MUX Common Stock and Section 6.01(g) Vested Warrants to such Third Party Purchaser (or Third Party Purchasers) on the same terms and conditions, subject to the same agreements and at the same price as the sale by WMC. Should WMC exercise its rights pursuant to this Section 6.01(g)(ii), Seaview and or its Permitted Transferees shall be required to Transfer MUX Common Stock and Section 6.01(g) Vested Warrants held by them in the following order of priority: (1) first, shares of MUX Common Stock (until the Transferor holds no shares of MUX Common Stock), (2) second, Initial Warrants (until the Transferor holds no Initial Warrants), (3) third, 5x Warrants (until the Transferor holds no 5x Warrants), and (4) fourth, 10x Warrants. WMC shall provide a notice to Seaview in writing (a "MUX Sale Drag-Along Notice") of such sale at least 10 days prior to such Transfer, and the MUX Sale Drag-Along Notice shall identify such Third Party Purchaser (or Third Party Purchasers), all material terms of the sale and the date of closing. Upon the closing of any sale by WMC of all (or such portion) of its shares of MUX Common Stock as described in a MUX Sale Drag-Along Notice, such Third Party Purchaser (or Third Party Purchasers) shall pay to Seaview and/or its Permitted Transferees the consideration payable to Seaview and/or its Permitted Transferees in connection with such sale of all (or such portion) of its shares of MUX Common Stock or Warrants to such Third Party Purchaser (or Third Party Purchasers), net of Seaview's and/or its Permitted Transferees' proportionate share of the legal, investment banking and other expenses of WMC incurred in connection with such sale, and Seaview's and/or its Permitted Transferees' shares of MUX Common Stock or Warrants (or such portion) shall be deemed Transferred to such Third Party Purchaser (or Third Party Purchasers).

          (iii) Anything in the foregoing to the contrary notwithstanding, upon any sale of Warrants pursuant to this Section 6.01(g), Seaview and/or its Permitted Transferees shall be entitled to receive a price per Warrant equal to the greater of (1) the product of (A) the number of shares of Common Stock issuable upon exercise of such Warrants multiplied by (B) the difference between (x) the price per share to be received by Ripplewood or its Permitted Transferee or WMC (as applicable) as a result of such sale, and
(y) the exercise price per share of the Warrants, and (2) zero.


          (h) At any time after an initial public offering of Common Stock, Seaview will have the right to make written demands upon either of WMC or Western Multiplex or both to register its Common Stock; provided that Seaview shall be entitled to exercise its rights under this Section 6.01(h) on only two occasions. Ripplewood and its Permitted Transferees and WMC (in the case of any sale of MUX Common Stock) will have the right to have its Common Stock registered pro rata with Seaview's at the same time Seaview's Common Stock is registered in accordance with the immediately preceding sentence. Seaview will have the right to choose the managing underwriter of any such offering; provided that such managing underwriter is reasonably satisfactory to Ripplewood. WMC and/or Western Multiplex (as applicable) will be entitled to postpone any demand registration by Seaview if such offering will interfere with a pending financing, merger, sale of assets, recapitalization or other similar corporate action of WMC and/or Western Multiplex (as applicable) or an offering of Common Stock owned by Ripplewood or its Permitted Transferees or WMC. WMC or Western Multiplex (as applicable) will pay all fees (excluding any underwriter discount) and expenses in connection with a demand registration by Seaview. In addition, Seaview will have the right to have its Common Stock registered pro rata with Ripplewood (x) at any time any public offering of Common Stock is made by Western Multiplex or WMC or (y) if Ripplewood makes a demand upon Western Multiplex or WMC to register its Common Stock. Such registration rights will be on customary terms and conditions (including, without limitation, customary cut back and lock-up provisions) established in good faith by Western Multiplex's or WMC's Board of Directors and Ripplewood and applicable to Ripplewood. Subject to Section 6.01(d)(iii), at any time and from time to time after an initial public offering by WMC, Seaview will have the right to sell to Western Multiplex any shares of Common Stock. Seaview can exercise such right by delivering notice to Western Multiplex and the closing of such sale will occur 10 business days after delivery of such notice, unless the aggregate purchase price exceeds $2.5 million, in which case Western Multiplex will have the right to postpone the purchase for an additional 20 days. The purchase price per share will equal the average closing price for the WMC Common Stock on the principal trading exchange on which the WMC Common Stock is traded during the five business days prior to delivery by Seaview of such notice (as equitably adjusted to the extent that the number of outstanding shares of WMC Common Stock does not equal the number of outstanding shares of MUX Common Stock held by WMC). WMC and Western Multiplex shall be jointly and severally liable for Western Multiplex's obligation to purchase Seaview's shares of Common Stock pursuant to this Section 6.01(h).

          (i) Ownership of Seaview and Certain Permitted Transferees. Zakin agrees that for as long as Seaview or any Permitted Transferee of Zakin described in (ii)(y) of the definition of Permitted Transferee hold any Warrants or shares of Common Stock the Transfer of which are restricted by
Section 6.01(d), Zakin will directly or indirectly be the sole beneficial owner of all of the equity of Seaview and/or such Permitted Transferee (as applicable).

          SECTION 7.01. Legend. Each of Ripplewood and Seaview agrees that any and all certificates representing shares of WMC Common Stock will have inscribed conspicuously on the front or back of such certificates the following legend: "The shares of Common Stock, par value $.01 per share, of WMC Holding Corp. represented by this certificate are subject to one or more agreements among shareholders or agreements between shareholders and WMC Holding Corp. and may not be sold or otherwise transferred except in accordance therewith. Copies of such agreement or agreements may be obtained at the principal executive offices of WMC Holding Corp." Each of Ripplewood and Seaview agrees that any and all certificates representing shares of MUX Common Stock will have inscribed conspicuously on the front or back of such certificates the following legend: "The shares of Common Stock, par value $.01 per share, of Western Multiplex Corporation represented by this certificate are subject to one or more agreements among shareholders or agreements between shareholders and Western Multiplex Corporation and may not be sold or otherwise transferred except in accordance therewith. Copies of such agreement or agreements may be obtained at the principal executive offices of Western Multiplex Corporation."

          SECTION 8.01. Voting Agreements and Directors. (a) From and after the date hereof, so long as Seaview and its Permitted Transferees do not own in the aggregate at least 50% more shares of Common Stock than Ripplewood and its Permitted Transferees own in the aggregate, Seaview and its Permitted Transferees: (i) shall vote all of the shares of Common Stock held by them (including, without limitation, shares acquired after the date hereof) in the same manner as the shares of Common Stock held by Ripplewood or WMC (in the case of MUX Common Stock) are voted on all matters acted upon at any annual or special meeting of shareholders or by written consent in lieu of a meeting and (ii) irrevocably constitutes and appoints the Person who is at the time the Senior Managing Director and Chief Executive Officer of Ripplewood Holding his proxy to vote all of the shares of Common stock held by Seaview or such Permitted Transferee in the same manner as the shares of Common Stock held by Ripplewood or WMC (in the case of MUX Common Stock) are voted on all matters acted upon at any annual or special meeting of shareholders or by written consent in lieu of a meeting; provided that this
Section 8.01(a) shall be inapplicable with respect to any matters which would both adversely affect the rights of the shares of Common Stock held by Seaview or such Permitted Transferee and treat Seaview or such Permitted Transferee differently from other holders of shares of Common Stock (it being understood that a conversion of WMC to a limited liability company will not be deemed to adversely affect the rights of Seaview or such Permitted Transferee and Seaview and its Permitted Transferees hereby agree that their shares of Common Stock will be voted in favor of any such action). The voting agreements and proxies granted pursuant to this Section 8.01(a) are coupled with an interest and shall be valid for the term of this Agreement. Seaview represents that it has not granted and is not party to any proxy, voting trust or other agreement which in each case is inconsistent with or conflicts with the provisions of this Agreement, and Seaview and its Permitted Transferees shall not grant any proxy or become a party to any voting trust or other agreement which in each case is inconsistent with or conflicts with the provisions of this Agreement.

          (b) Each of Ripplewood and Seaview will have the right to nominate such number of members of each of WMC's and Western Multiplex's Board of Directors as reflects the percentage of the outstanding Common Stock (calculated as though WMC and Western Multiplex are a single entity) owned by
(x) Ripplewood and its Permitted Transferees and Seaview, respectively (such number to be rounded to the whole number closest to such percentage of the total number of members of WMC's Board of Directors); provided that Seaview will be entitled to nominate at least one member to each of WMC's and Western Multiplex's Board of Directors; provided further that, so long as Seaview and its Permitted Transferees do not own at least 50% more of the Common Stock (calculated as though Western Multiplex and WMC are a single entity) than Ripplewood and its Permitted Transferees own, Ripplewood will have the right to nominate the majority of the members of each of WMC's and Western Multiplex's Board of Directors. It is presently contemplated that the each of the Boards of Directors of WMC and Western Multiplex at the Closing will consist of Zakin, Michael Seedman, two designees of Ripplewood and the President of Western Multiplex.

          SECTION 9.01. Preemptive Rights. (a) Except for (i) issuances of pro rata dividends to all holders of Common Stock, (ii) stock issued to employees, officers or directors of WMC or its subsidiaries (including, without limitation, Western Multiplex) in connection with management options or incentive plans approved by WMC's Board of Directors, (iii) stock issued in connection with any merger, acquisition, business combination, joint venture, partnership or limited liability company of WMC or its subsidiaries (including, without limitation, Western Multiplex), (iv) issuances pursuant to the exercise of the Warrants or pursuant to the exercise, conversion or exchange of any security whose issuance was subject to this Section 9.01(a), Ripplewood and Seaview and their respective Permitted Transferees, in order to enable them to maintain their respective fully diluted percentage ownership of the Common Stock (calculated as though WMC and Western Multiplex are a single entity), shall have preemptive rights, as hereinafter set forth, to purchase any capital stock (subject to the proviso below), including any warrants or securities convertible into capital stock, of WMC hereafter issued by WMC so that each of Ripplewood and Seaview and their respective Permitted Transferees shall hereafter be entitled to acquire a percentage of capital stock which is hereafter issued equal to the same percentage of the issued and outstanding Common Stock (calculated as though WMC and Western Multiplex are a single entity) as is held by such holder immediately prior to the date on which the capital stock is to be issued, provided, however, that any shares of Common Stock or warrants or securities convertible into Common Stock purchased by Ripplewood and its Permitted Transferees pursuant to this
Section 9.01(a) shall be shares of or warrants or securities convertible into WMC Class B Common Stock and any shares of capital stock or warrants or securities convertible into capital stock purchased by Seaview and its permitted transferees pursuant to this Section 9.01(a) shall be shares of or warrants or securities convertible into WMC Class A Common Stock. As used herein, "issue" (and variations thereof) includes sales and transfers by WMC of treasury shares.

          (b) WMC shall, before issuing any additional capital stock (other than in accordance with the exceptions referred to in Section 9.01(a) hereof), give written notice thereof to Ripplewood and Seaview. Such notice shall specify what type of instrument WMC intends to issue and the consideration which WMC intends to receive therefor. For a period of twenty
(20) days following receipt by Ripplewood and Seaview of such notice, WMC shall be deemed to have irrevocably offered to sell to each of them and their respective Permitted Transferees a sufficient number of shares of such capital stock so that each such holder, if such holder elects to acquire such shares as hereinafter set forth, shall be capable of acquiring the same percentage of shares of WMC Common Stock as the percentage of outstanding Common Stock beneficially owned by such holder at the time of such notice.
In the event any such offer is accepted, in whole or in part, by a holder, WMC shall sell such shares (which number may be adjusted downward on a pro rata basis if the original numbers of shares proposed to be issued is reduced) to such holder for the consideration and on the terms set forth in WMC's notice (given under the first two sentences of this paragraph). In the event that Ripplewood or Zakin or any of their respective Permitted Transferees elects not to, or fails to, exercise its rights under this
Section 9.01 within the twenty (20) day period, then WMC may issue the shares of capital stock offered to, but not purchased by, such holder to third persons but only for the same consideration set forth in WMC's notice (given under the first two sentences of this paragraph) and no later than sixty (60) days after the expiration of such twenty day period. The closing for such transaction shall take place as proposed by WMC with respect to the shares of capital stock proposed to be issued, at which closing WMC shall deliver certificates for the shares of capital stock or other securities in the respective names of the purchasers against receipt of the consideration therefor.

          SECTION 10.01.  Indemnification.  (a)  Scope.   (i) General Rule.
To the fullest extent permitted by law, WMC shall indemnify Zakin on an after-tax basis against any liability incurred in connection with any proceeding in which Zakin may be involved as a party or otherwise by reason of the fact that Zakin is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act giving rise to strict or products liability; provided that no indemnity shall be payable hereunder against any liability incurred by Zakin by reason of (i) Zakin's fraud, wilful violation of law, gross negligence, breach of this Agreement or bad faith or (ii) the receipt by Zakin from WMC of a personal benefit to which Zakin is not legally entitled.

          (ii) Partial Payment. If Zakin is entitled to indemnification in respect of a portion, but not all, of any liabilities to which Zakin may be subject, WMC shall indemnify Zakin to the maximum extent legally permissible for such liabilities.

          (iii) Presumption. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification under this Section 10.01(a).

          (iv) Definitions. For purposes of this Section 10.01: (i) "indemnified capacity" means any and all past, present and future service by Zakin in one or more capacities as a director, officer, manager, employee or agent of WMC or Western Multiplex, or, at the request of WMC or Western Multiplex, as a member, director, officer, manager, employee, agent, fiduciary or trustee of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, (ii) "liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys' fees and disbursements) and (iii) "proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of WMC or Western Multiplex, its shareholders or otherwise.

          (b) Advancing Expenses. To the fullest extent permitted by law, WMC shall pay the expenses (including, without limitation, attorneys' fees and disbursements) incurred in good faith by Zakin in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of Zakin to repay the amount if it is ultimately determined that Zakin is not entitled to be indemnified by WMC pursuant to this Section 10.01.

          (c) Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Section
10.01 or otherwise, WMC may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of WMC, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as WMC's Board of Directors shall deem appropriate.

          (d) Scope. The rights granted by this Section 10.01 shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested shareholders or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section 10.01 shall continue as to Zakin after he has ceased to be a director, officer and employee of WMC in respect of matters arising prior to such time, and shall inure to the benefit of the successors, heirs, executors, administrators and personal representatives of Zakin.

          (e) D&O Insurance. WMC and Western Multiplex shall provide directors' and officers' liability insurance to Zakin in his capacity as a director and officer of WMC and Western Multiplex under the same insurance policy covering Ripplewood designees to the Board of Directors of WMC and Western Multiplex, or under a different policy providing the same level of coverage as such policy.

          SECTION 11.01. Termination of Zakin's Employment. Zakin's employment shall terminate:

          (a) upon written notice by WMC or Western Multiplex to Zakin of WMC's termination of Zakin's employment hereunder for "cause", which shall exist upon the occurrence of any of the following: (i) Zakin is convicted of, pleads guilty to, confesses to, or enters a plea of nolo contendere to, any felony or any crime that involves moral turpitude or any act of fraud, misappropriation or embezzlement; (ii) Zakin has engaged in a fraudulent act to the damage or prejudice of Ripplewood, WMC, Western Multiplex or any of their respective Affiliates; (iii) any act or omission by Zakin involving malfeasance or gross negligence in the performance of Zakin's duties hereunder and, within 30 days after written notice from WMC of any such act or omission, Zakin has not corrected such act or omission; (iv) Zakin otherwise fails to comply with the terms of this Agreement or deviates from any written policies or directives of the WMC Board of Directors and, within 30 days after written notice from WMC of such failure or deviation, Zakin has not corrected such failure or deviation; (v) the death of Zakin; (vi) Zakin becomes mentally or physically disabled (as reasonably determined by an independent physician selected by WMC); or (vii) as provided in Section 1.01(c) of this Agreement;

          (b) upon 60 days prior written notice by WMC or Western Multiplex to Zakin of WMC's termination of Zakin's employment hereunder (other than for cause pursuant to Section 11.01(a)); or

          (c) upon 60 days prior written notice by Zakin to WMC or Western Multiplex of Zakin's termination of his employment hereunder.

          (d) upon termination of Zakin's employment with WMC or Western Multiplex pursuant to Section 11.01(a), (b) or (c), Zakin's employment with the other company (i.e. Western Multiplex or WMC) shall automatically terminate and be deemed terminated pursuant to such same Section.

          SECTION 12.01. Termination. This Agreement (other than Sections 3.01, 4.01 and 10.01) shall terminate when Seaview no longer owns any shares of Common Stock or any Warrants; provided that Seaview disposes of all of its shares of Common Stock in accordance with the terms of this Agreement. Notwithstanding the foregoing, Sections 5.01(a), 6.01 (other than Sections 6.01(b)(D), 6.01(d)(iii) and 6.01(h)) and 9.01 of this Agreement shall terminate upon an initial public offering of the Common Stock.

          SECTION 13.01.  Representation and Warranties.

          (a) Seaview Representations and Warranties. Seaview represents and warrants to Ripplewood and WMC:

          (i) Seaview acknowledged that the Common Stock and the Warrants are subject to the restrictions on transferability contained in this Agreement, and the Common Stock and Warrants cannot be transferred, sold or otherwise disposed of, except in accordance with such restrictions and that any transfer that does not comply with such restrictions shall be void and shall not bind WMC.

          (ii) Seaview acknowledges that he has been advised that (i) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Common Stock and that a restrictive legend in the form set forth in the Warrants is contained therein and (ii) a notation shall be made in the appropriate records of WMC indicating that the Common Stock and Warrants are subject to restrictions on transfer and appropriate stop transfer restrictions will be issued to WMC's transfer agent with respect to the Common Stock. Seaview also acknowledges that (1) the Common Stock and the Warrants must be held indefinitely and Seaview must continue to bear the economic risk of the investment in the Common Stock and the Warrants unless a transfer or exercise, as the case may be, is permitted under the terms of this Agreement, (2) when and if shares of the Common Stock may be disposed of pursuant to the terms hereof without registration in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule and (3) if the Rule 144 exemption is not available, sale without registration will require compliance with some other exemption under the Act.

          (iii) Seaview further represents and warrants that with respect to the Common Stock and Warrants to be purchased hereunder (i) Seaview is an "Accredited Investor" (as such term is defined in Rule 501(a) promulgated under the Securities Act), (ii) Seaview has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, WMC and the business and prospects of the WMC as Seaview deems necessary to evaluate the merits and risks related to an investment in the Common Stock and Warrants, and no representations concerning such matters or any other matters have been made to Seaview except as set forth in this Agreement, (iii) Seaview's net worth and financial condition is such that Seaview can afford to bear the economic risk of holding the unregistered Common Stock and Warrants for an indefinite period of time and has adequate means for providing for Seaview's current needs and contingencies, (iv) Seaview can afford to suffer a complete loss of Seaview's investment in the Common Stock and Warrants, (v) all information which Seaview has provided to WMC concerning Seaview and Seaview's financial position is correct and complete in all material respects as of the date of this Agreement, (vi) Seaview understands and has taken cognizance of all risk factors related to the purchase of the Common Stock and Warrants, (vii) Seaview's knowledge and experience in financial and business matters are such that Seaview is capable of evaluating the merits and risks of the purchase of the Common Stock and Warrants as contemplated by this Agreement and (viii) Seaview is acquiring the Common Stock and Warrants for Seaview's own account.

          (iv) Seaview has all requisite legal capacity to acquire and hold the Common Stock and Warrants and to execute, deliver and comply with the terms of each of the documents required to be executed and delivered by Seaview in connection with the purchase of Common Stock and Warrants. The execution and delivery by Seaview, and compliance by Seaview with, this Agreement, and each other document required to be executed and delivered by Seaview in connection with the purchase of Common Stock and Warrants does not conflict with, or constitute a default under, any instruments governing Seaview, any law, regulation or order, or any agreement to which Seaview is a party or by which Seaview is bound. This Employment and Co-Investment Agreement has been duly executed by Seaview and constitutes a valid and legally binding agreement of Seaview.

          (b) WMC Representations and Warranties. WMC represents and warrants to Seaview:

          (i) This Agreement has been duly authorized, executed and delivered by Ripplewood and WMC. The execution and delivery by Ripplewood and WMC, and compliance by Ripplewood and WMC with, this Agreement, and each other document required to be executed and delivered by Ripplewood and WMC in connection with the purchase of Common Stock and Warrants does not conflict with, or constitute a default under, any instruments governing Ripplewood or WMC, as the case may be, any law, regulation or order, or any agreement to which Ripplewood or WMC, as the case may be, is a party or by which Ripplewood or WMC, as the case may be, is bound. This Employment and Co-Investment Agreement has been duly executed by Ripplewood and WMC and constitutes a valid and legally binding agreement of Ripplewood and WMC.

          (ii) The Common Stock to be issued pursuant to Section 2.01, the Warrants and any shares of Common Stock issued upon exercise of the Warrants, when issued and delivered in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and nonassessable. Upon transfer of the purchase price by Seaview to WMC, good and valid title to the Common Stock and the Warrants will pass to Seaview, free and clear of any liens other than the restrictions on transferability described in this Agreement and by federal and state securities laws.

          (iii) As of the Closing Date, the authorized capital stock of WMC will consist of 100,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B Common Stock. As of the Closing Date, the issued and outstanding capital stock of WMC is expected to be as set forth on Annex I hereto, subject to change due to the adjustment mechanisms in the Redemption and Purchase Agreement or there being additional cash available (thereby reducing the amount of capital to be contributed by Ripplewood). All shares of Common Stock to be purchased by Ripplewood on the Closing Date will be purchased for a cash purchase price of $.50 per share. Except for the Co-Investment Agreement among WMC, Ripplewood, Western Multiplex Corporation, The Michael and Roberta Seedman Family Trust and Michael Seedman of even date herewith, the Warrants and options or warrants issued to management of Western Multiplex in connection with the acquisition of Western Multiplex as unanimously approved by WMC's Board of Directors, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance rights or contract of any kind to which WMC or Ripplewood is a party or by which either of them is bound (i) obligating WMC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable into any capital stock or other interest in WMC, (ii) obligating WMC to issue, grant, extend or enter into such option, warrant, call, right, security or contract, or
(iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Common Stock.

          SECTION 14.01. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          (b) Entire Agreement; No Third-Party Beneficiaries; Assignment. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, to the extent any of the provisions of this Agreement are inconsistent with the terms of the Prior Agreement, the terms of this Agreement shall control and the terms of the Prior Agreement will not have any force or effect. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned or transferred by any party without the prior written consent of the other parties hereto, except as provided in Section 14.01(h) and except that Ripplewood may assign, in its sole discretion, any or all of its rights and obligations to any direct or indirect Affiliate of Ripplewood Holdings; provided that no assignment by Ripplewood shall limit or affect the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Agreement shall be void and of no force and effect.

          (c) Notices. All notices or other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in person, transmitted by telecopier, or one business day after it has been sent by a nationally recognized overnight courier, at the address for notices as follows:

            (i)     if to Ripplewood,

                    Ripplewood Holdings L.L.C.
                    One Rockefeller Plaza
                    32nd Floor
                    New York, New York 10020
                    Attention:  Mr. Timothy C. Collins
                                Mr. Jeffrey Hendren
                    Facsimile: (212) 582-4110

                    with a copy to

                    Simpson Thacher & Bartlett
                    3373 Hillview Avenue
                    Suite 250
                    Palo Alto, California 94304
                    Attention:  Mr. Daniel Clivner, Esq.

           (ii)     if to WMC or Western Multiplex,

                    WMC Holding Corp.
                    One Rockefeller Plaza
                    32nd Floor
                    New York, New York 10020

                    Attention:  Mr. Timothy C. Collins
                                Mr. Jeffrey Hendren
                    Facsimile: (212) 582-4110

                    with a copy to Ripplewood at its address set forth above and a copy to Simpson Thacher & Bartlett at its address set forth above.

          (iii)     if to Seaview or Zakin,

                    101 California Street
                    Suite 2825
                    San Francisco, California 94111
                    Attention:  Mr. Jonathan N. Zakin
                    Facsimile:  (415) 772-9289

                    with a copy to

                    Weil Gotshal & Manges
                    2882 Sand Hill Road
                    Suite 280
                    Menlo Park, CA  94025
                    Attention:  Mr. Richard Millard, Esq.
                    Facsimile: (650) 854-3713

          Communications by telecopier also shall be sent concurrently by first class mail or overnight courier, but shall in any event be effective as stated above. Each party may from time to time change its address for notices under this Section 14.01(c) by giving at least five days' notice of such changed address to the other parties hereto.

          (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) Governing Law. This letter shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such states.

          (g) Obligations of WMC. Neither Seaview, Zakin or Ripplewood will have any liability or obligation to any other party for the failure of WMC to perform any of its obligations hereunder.

          (h) Conversion to LLC. Each of Zakin and Seaview acknowledges and agrees that WMC shall have the right to convert to a limited liability company and/or distribute to the shareholders of WMC all of the capital stock of Western Multiplex held by WMC. In the event of any distribution of the capital stock of Western Multiplex held by WMC, (x) the holders of WMC Class A Common Stock may receive shares of MUX Class A Common Stock having the same relative rights as the WMC Class A Common Stock and the holders of WMC Class B Common Stock may receive shares of MUX Class B Common Stock having the same rights as the WMC Class B Common Stock, provided that the MUX Class B Common Stock may also be held by the current stockholders of Western Multiplex and their transferees, (y) Western Multiplex shall assume all rights and obligations of WMC hereunder and be deemed to be "WMC" hereunder and all references to "WMC Common Stock" shall be deemed references to "MUX Common Stock" and (2) to the extent WMC is dissolved and Zakin's employment with WMC is thereby terminated, Zakin's employment with WMC shall not be deemed to have terminated for purposes of this Agreement.

          (i) Capitalization. Whenever WMC issues shares of WMC Class A Common Stock or WMC Class B Common Stock, WMC shall use the proceeds to purchase the same number of shares of the equivalent class of MUX Common Stock. In the event either of WMC or Western Multiplex effects a stock split, reclassification, recapitalization or any other subdivision, combination or consolidation of its outstanding shares of WMC Common Stock or MUX Common Stock, as the case may be, the other company shall effect an equivalent stock split, reclassification, recapitalization, subdivision, combination or consolidation such that a share of WMC Common Stock is economically comparable to a share of MUX Common Stock.

          (j) Treatment as Single Entity. Except as expressly provided in this Agreement, where this Agreement makes reference to treating Western Multiplex and WMC as a single entity, they will be treated as a single entity so that the percentage owned by a person will be the percentage equivalent of a fraction, the numerator of which is the number of outstanding shares of Common Stock owned by such person and the denominator of which is the aggregate number of outstanding shares of Common Stock minus the number of outstanding shares of MUX Common Stock that are owned by WMC; for these purposes, all shares issuable upon exercise of options, warrants or other rights to acquire Common Stock that are then exercisable shall be deemed outstanding.

          (k) Business. WMC will not hold any assets or conduct any business other than its ownership of capital stock of Western Multiplex and receipt of any cash dividends or distributions in respect thereof.

          (l) Legal Expenses. WMC shall pay the reasonable legal fees and expenses payable to Weil Gotshal & Manges by Zakin and Seaview incurred as a result the negotiation and execution of this Agreement.

          (m) Effectiveness. This Agreement shall be effective as of the date set forth above without the signature of Western Multiplex Corporation. At the Common Stock Closing, WMC shall cause Western Multiplex to execute and deliver this Agreement.

          IN WITNESS WHEREOF, Ripplewood, WMC, Seaview and Zakin have duly executed this Agreement as of the date first written above.



                               RIPPLEWOOD PARTNERS L.P.

                               by


                               /s/  Jeffrey M. Hendren
                               -----------------------
                               Name:  Jeffrey M. Hendren
                               Title:  Principal


                               WMC HOLDING CORP.,

                               by


                               /s/  Jeffrey M. Hendren
                               ------------------------
                               Name: Jeffrey M. Hendren
                               Title:  Vice President


                               SEAVIEW HOLDINGS, L.L.C.,

                               by


                                /s/  Jonathan N. Zakin
                               -------------------------
                               Name: Jonathan N. Zakin
                               Title:  Manager



                                 /s/  Jonathan N. Zakin
                                -------------------------
                                JONATHAN N. ZAKIN

          IN WITNESS WHEREOF, Western Multiplex has duly executed this Agreement as of November 1, 1999.


                               WESTERN MULTIPLEX CORPORATION,

                               by


                               /s/  Jeffrey M. Hendren
                               -------------------------
                               Name:  Jeffrey M. Hendren
                               Title:  Secretary

                                                                       Annex I